Pricing supplement No. 203RR To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement RR dated October 9, 2007	Registration Statement No. 333-137902 Dated October 23, 2007; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$16,340,000.00

Buffered Securities Linked to the S&P 500® Index and the Russell 2000® Index due October 29, 2010

General

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Buffered Securities Linked to the S&P 500® Index and the Russell 2000® due October 29, 2010 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of two indices that are intended to reflect the performance of certain segments of the U.S. equity markets. Investors should be willing to forgo coupon and dividend payments and be willing to risk losing a significant portion their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due on October 29, 2010.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The securities priced on October 23, 2007 and are expected to settle on October 29, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†
Issue Price:	100% of the face amount.
Underlying Indices:	The securities are linked to the S&P 500® Index and the Russell 2000® Index (each, an “Underlying Index” and, collectively, the “Underlying Indices”).
Index Weightings:	The weighting of the S&P 500® Index is 50.00% and the weighting of the Russell 2000® Index is 50.00% (each, an “Index Weighting” and, collectively, the “Index Weightings”).
Participation Rate:	121.00% for the S&P 500® Index and 121.00% for the Russell 2000® Index
Buffer Level:	15.00% for the S&P 500® Index and 25.00% for the Russell 2000® Index
Index Return Cap:	30.00% for the S&P 500® Index and 30.00% for the Russell 2000® Index
Payment at Maturity:

The payment you will receive at maturity per $1,000 security face amount will be calculated as follows:

Payment at maturity = (50% x S&P Payment) + (50% x Russell Payment)

The total amount you will receive at maturity per $1,000 security face amount in no event will exceed $1,363.00 and you could lose up to 80% of your initial investment in the securities.

Index Payments:

For each Underlying Index, the Index Payment is based on the value of, for such Underlying Index, the Final Level relative to the Initial Level, the Buffer Level, the Participation Rate and the Index Return Cap. The Index Payment for each Underlying Index will be calculated as follows:

• If the Final Level is greater than the Initial Level, the Index Payment per $1,000 security face amount will be equal to:
$1,000 + ($1,000 x Index Return x Participation Rate)
• If the Final Level is less than or equal to the Initial Level and greater than or equal to the Buffer Level, the Index Payment per $1,000 security face amount will be $1,000.
• If the Final Level is less than the Buffer Level, the Index Payment per $1,000 security face amount will be equal to:
$1,000 + $1,000 x (Index Return + Buffer Level)
We refer to the Index Payment for the S&P 500® Index as the “S&P Payment” and the Index Payment for the Russell 2000® Index as the “Russell Payment.”
Index Return:	For each Underlying Index, the Index Return will be equal to the lesser of:

(i)Final Level – Initial Level                         and

                InitialLevel

(ii)the Index Return Cap

where the “Initial Level” and the “Final Level” for each Underlying Index are the index closing levels of each Underlying Index on the Trade Date and the Final Valuation Date, respectively. We refer to the Index Return for the S&P 500® Index as the “S&P Return” and the Index Return for the Russell 2000® Index as the “Russell Return.”

Trade Date:	October 23, 2007
Final Valuation Date:	October 26, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.
Maturity Date:	October 29, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 FG 3
ISIN:	US2515A0FG31

† A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$16,340,000.00	$0.00	$16,340,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$16,340,000.00	$501.64

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement RR dated October 9, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement RR dated October 9, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507214751/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Index Payment at maturity Assuming a Range of Performance for each Underlying Index?

The table below illustrates the Index Payment for a hypothetical range of performance for each Underlying Index from -100% to +100% and assumes an Initial Level of 1519.59 for the S&P 500® Index, an Initial Level of 818.53 for the Russell 2000® Index, an Index Return Cap of 30%, an Index Weighting for each Underlying Index of 50% and a Buffer Level of 15% for the S&P 500® Index and 25% for the Russell 2000® Index. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

The table below is provided for illustration purposes only. Actual changes in the Underlying Indices may not correlate with each other; for example, one Underlying Index may appreciate while the other depreciates or may depreciate or appreciate to a greater or lesser extent. The actual Index Return of the S&P 500® Index likely will differ from the Index Return of the Russell 2000® Index and could differ by a significant amount. Please see the examples that appear after the table below.

Final Level		Percentage Change from Initial Level to Final Level		Index Weighting x S&P Payment	Index Weighting x Russell Payment
S&P 500® Index	Russell 2000® Index	S&P 500® Index	Russell 2000® Index
3039.18	1637.06	100%	100%	$681.500	$681.500
2887.22	1555.21	90%	90%	$681.500	$681.500
2735.26	1473.35	80%	80%	$681.500	$681.500
2583.30	1391.50	70%	70%	$681.500	$681.500
2431.34	1309.65	60%	60%	$681.500	$681.500
2279.39	1227.80	50%	50%	$681.500	$681.500
2127.43	1145.94	40%	40%	$681.500	$681.500
1975.47	1064.09	30%	30%	$681.500	$681.500
1823.51	982.24	20%	20%	$621.000	$621.000
1671.55	900.38	10%	10%	$560.500	$560.500
1519.59	818.53	0%	0%	$500.000	$500.000
1367.63	736.68	-10%	-10%	$500.000	$500.000
1215.67	654.82	-20%	-20%	$475.000	$500.000
1063.71	572.97	-30%	-30%	$425.000	$475.000
911.75	491.12	-40%	-40%	$375.000	$425.000
759.80	409.27	-50%	-50%	$325.000	$375.000
607.84	327.41	-60%	-60%	$275.000	$325.000
455.88	245.56	-70%	-70%	$225.000	$275.000
303.92	163.71	-80%	-80%	$175.000	$225.000
151.96	81.85	-90%	-90%	$125.000	$175.000
0.00	0.00	-100%	-100%	$75.000	$125.000

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payment at maturity is calculated under various hypothetical circumstances.

Example 1: The level of the S&P 500® Index increases from an Initial Level of 1519.59 to a Final Level of 2583.30, a 70% increase, and the level of the Russell 2000® Index increases from an Initial Level of 818.53 to a Final Level of 1309.65, a 60% increase. Because the increase from the Initial Level to the Final Level for each Underlying Index exceeds the Index Return Cap of 30%, the investors would receive a payment at maturity of $1,363 per $1,000 security face amount calculated as follows:

S&P Payment = $1,000 + ($1,000 x Index Return x Participation Rate) = $1,000 + ($1,000 x 30% x 121%) = $1,363

Russell Payment = $1,000 + ($1,000 x Index Return x Participation Rate) = $1,000 + ($1,000 x 30% x 121%) = $1,363

Payment at maturity per $1,000 security face amount = (50% x S&P Payment) + (50% x Russell Payment) = (50% x $1,363) + (50% x $1,363) = $1,363

Example 2: The level of the S&P 500® Index increases from an Initial Level of 1519.59 to a Final Level of 2583.30, a 70% increase, and the level of the Russell 2000® Index increases from an Initial Level of 818.53 to a Final Level of 982.24, a 20% increase. Because the increase from the Initial Level to the Final Level for S&P 500® Index exceeds the Index Return Cap of 30% whereas the increase from the Initial Level to the Final Level for Russell 2000® Index does not exceed the Index Return Cap of 30%, the investors would receive a payment at maturity of $1,302.50 per $1,000 security face amount calculated as follows:

S&P Payment = $1,000 + ($1,000 x Index Return x Participation Rate) = $1,000 + ($1,000 x 30% x 121%) = $1,363

Russell Payment = $1,000 + ($1,000 x Index Return x Participation Rate) = $1,000 + ($1,000 x 20% x 121%) = $1,242

Payment at maturity per $1,000 security face amount = (50% x S&P Payment) + (50% x Russell Payment) = (50% x $1,363) + (50% x $1,242) = $1,302.50

Example 3: The level of the S&P 500® Index increases from an Initial Level of 1519.59 to a Final Level of 1823.51, a 20% increase, and the level of the Russell 2000® Index decreases from an Initial Level of 818.53 to a Final Level of 654.82, a 20% decrease. Because the increase from the Initial Level to the Final Level for S&P 500® Index does not exceed the Index Return Cap of 30% and the decline from the Initial Level to the Final Level for Russell 2000® Index does not exceed the Buffer Level of 25%, the investors would receive a payment at maturity of $1,121 per $1,000 security face amount calculated as follows:

S&P Payment = $1,000 + ($1,000 x Index Return x Participation Rate) = $1,000 + ($1,000 x 20% x 121%) = $1,242

Russell Payment = $1,000

Payment at maturity per $1,000 security face amount = (50% x S&P Payment) + (50% x Russell Payment) = (50% x $1,242) + (50% x $1,000) = $1,121

Example 4: The level of the S&P 500® Index decreases from an Initial Level of 1519.59 to a Final Level of 1367.63, a 10% decrease, and the level of the Russell 2000® Index decreases from an Initial Level of 818.53 to a Final Level of 409.27, a 50% decrease. Because the decline from the Initial Level to the Final Level for S&P 500® Index does not exceed the Buffer Level of 15%, whereas the decline from the Initial Level to the Final Level for Russell 2000® Index exceeds the Buffer Level of 25%, the investors would receive a payment at maturity of $875 per $1,000 security face amount calculated as follows:

S&P Payment = $1,000

Russell Payment = $1,000 + $1,000 x (Index Return + Buffer Level) = $1,000 + $1,000 x (-50% + 25%) = $750

Payment at maturity per $1,000 security face amount = (50% x S&P Payment) + (50% x Russell Payment) = (50% x $1,000) + (50% x $750) = $875

Example 5: The level of the S&P 500® Index decreases from an Initial Level of 1519.59 to a Final Level of 0, a 100% decrease, and the level of the Russell 2000® Index decreases from an Initial Level of 818.53 to a Final Level of 0, a 100% decrease. Because the decline from the Initial Level to the Final Level for S&P 500® Index exceeds the Buffer Level of 15%, and the decline from the Initial Level to the Final Level for Russell 2000® Index exceeds the Buffer Level of 25%, the investors would receive a payment at maturity of $200 per $1,000 security face amount calculated as follows:

S&P Payment = $1,000 + $1,000 x (Index Return + Buffer Level) = $1,000 + $1,000 x (-100% + 15%) = $150

Russell Payment = $1,000 + $1,000 x (Index Return + Buffer Level) = $1,000 + $1,000 x (-100% + 25%) = $250

Payment at maturity per $1,000 security face amount = (50% x S&P Payment) + (50% x Russell Payment) = (50% x $150) + (50% x $250) = $200

Selected Purchase Considerations

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CAPPED RETURN POTENTIAL — The Index Return for each Underlying Index is subject to an Index Return Cap of 30%. Consequently, you will not benefit from any appreciation of either Underlying Index beyond the Index Return Cap and your payment at maturity will in no event exceed $1,363.00 per $1,000 security face amount. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — You will not be protected against a decline in the level of an Underlying Index if the Final Level of such Underlying Index is less than its Initial Level by more than the Buffer Level for such Underlying Index. Accordingly, you could lose up to $800 for each $1,000 security face amount that you invest.

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RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive or negative, is linked to the S&P 500® Index and the Russell 2000® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about each Index, see the information set forth under “The S&P 500® Index and “The Russell 2000® Index” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the securities (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Indices or in any of the component stocks comprising the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Underlying Indices and will depend on whether, and the extent to which, the Final Level is greater than or less than the Initial Level for each Underlying Index. Your investment will be exposed to any decline in the level of an Underlying Index if the Final Level of such Underlying Index is less than its Initial Level by more than the Buffer Level for such Underlying Index. You could lose up to $800 for each $1,000 security face amount that you invest.

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CHANGES IN THE VALUES OF THE UNDERLYING INDICES MAY OFFSET EACH OTHER — Price movements in the Underlying Indices may not correlate with each other. At a time when the value of one Underlying Index increases, the value of the other Underlying Index may not increase as much or may decline. Therefore, in calculating your payment at maturity, increases in the value of one Underlying Index may be moderated, offset or more than offset, by lesser increases or declines in the value of the other Underlying Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Underlying Indices would have.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYING INDICES OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlying Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether and the extent to which an Index Return has exceeded to an applicable Index Return Cap;

•	the expected volatility of the Underlying Indices;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks comprising the Underlying Indices;

•	interest and yield rates in the market generally and in the markets of the component stocks comprising the Underlying Indices;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Underlying Indices and any changes to the component stocks comprising the Underlying Indices;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500 Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the calculation of the S&P 500® Index. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941–43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Index Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action		Adjustment Factor		Divisor Adjustment Required

Stock split (e.g., 2-for-1)		Shares Outstanding multiplied by 2; Stock Price divided by 2		No

Share Issuance (i.e., change ≥ 5%)		Shares Outstanding plus newly issued Shares		Yes

Share Repurchase (i.e., change ≥ 5%)		Shares Outstanding minus Repurchased Shares		Yes

Special Cash Dividends		Share Price minus Special Dividend		Yes

Company Change		Add new company Market Value minus old company Market Value		Yes

Rights offering		Price of parent company minus		Yes

	(	Price of Rights Right Ratio	)

Spinoffs		Price of parent company minus		Yes

	(	Price of Spinoff Co. Share Exchange Ratio	)

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the securities offered hereby.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such successor or substitute index being referred to herein as an “S&P Successor Index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P Successor Index on the Final Valuation Date.

Upon any selection by the calculation agent of an S&P Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no S&P Successor Index is available at such time, or the calculation agent has previously selected an S&P Successor Index and publication of such S&P Successor Index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P Successor Index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the S&P 500® Index or an S&P Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P Successor Index is modified so that the level of the S&P 500® Index or such S&P Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P Successor Index), then the calculation agent will adjust the S&P 500® Index or such S&P Successor Index in order to arrive at a level of the S&P 500® Index or such S&P Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The Russell 2000® Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

General

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000 Index.

Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Component Stocks. A company’s shares are adjusted to include only those shares available to the public. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell 2000® Index by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares – when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an Russell 2000® Index adjustment is required.

•

“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•	Deleted Stocks – Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

Disclaimers. The securities are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Deutsche Bank AG and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG and its affiliates or the securities. Frank Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Deutsche Bank AG and its affiliates.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Russell 2000® Index, and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell successor index”), then any Russell 2000® Index closing level will be determined by reference to the level of such Russell successor index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Russell successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Russell 2000® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a Russell successor index and publication of such Russell successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Russell 2000® Index closing level for such date. The Russell 2000® Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell 2000® Index or Russell successor index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000® Index or Russell successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index or Russell successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Russell 2000® Index or a Russell successor index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell successor index is in any other way modified so that the Russell 2000® Index or such Russell successor index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russell 2000® Index closing level with reference to the Russell 2000® Index or such Russell successor index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a Russell successor index is modified so that the level of the Russell 2000® Index or such Russell successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index or such Russell successor index), then the calculation agent will adjust its calculation of the Russell 2000® Index or such Russell successor index in order to arrive at a level of the Russell 2000® Index or such Russell successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the closing level of a Index on the Final Valuation Date and, consequently, the payment at maturity, if any, on the securities. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to each Underlying Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of such Underlying Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of such Underlying Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to such Underlying Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in any Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Underlying Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred with respect to an Underlying Index:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on a Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to that Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the applicable Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the relevant Underlying Index or any successor index.

Historical Information

The following graphs show the historical performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2002 through October 23, 2007. The closing level of the S&P 500® Index on October 23, 2007 was 1519.59. The closing level of the Russell 2000® Index on October 23, 2007 was 818.53.

We obtained the various Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Final Valuation Date. We cannot give you assurance that the performance of the Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on or about the fourth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the Trade Date will be required, by virtue of the fact that we expect the notes initially to settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.